                                                                   Exhibit 10.20


         This Agreement, dated as of March 6, 2001 ("this Agreement"), is by and among Surge Components, Inc., a New York corporation ("Parent"), MailEncrypt, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Surviving Corporation"), David Bird ("Bird"), Adam J. Epstein ("Epstein"), Chris Harano ("Harano"), Michael Patchen ("Patchen") and Thomas Taulli ("Taulli").

                                   WITNESSETH

                  WHEREAS, Parent, Surviving Corporation (then known as Mail Acquisition Corp.), MailEncrypt.com, Inc., a California corporation (the "Merged Company"), and each of Bird, Epstein, Harano, Patchen and Taulli (each, a "Shareholder") did enter into a Merger Agreement and Plan of Reorganization, dated as of November 13, 2000 (the "Merger Agreement"); and

                  WHEREAS, the merger (the "Merger") of the Merged Company with and into the Surviving Corporation, as contemplated by the Merger Agreement, has been consummated; and

                  WHEREAS, pursuant to paragraph 9.1(a) of the Merger Agreement, the Shareholders were granted the right, but not the obligation (the "Unwinding Right"), to purchase and receive from Parent all of the outstanding shares of the Surviving Corporation upon the occurrence of events and for the consideration specified in the Merger Agreement; and

                  WHEREAS, the Shareholders own of record and beneficially all of the shares of the Voting Redeemable Convertible Series B Preferred Stock, par value $.001 per share (the "Parent Preferred Stock"), of Parent issued to the Shareholders pursuant to the Merger Agreement; and

                  WHEREAS, the Certificate of Amendment of the Certificate of Incorporation of Parent, fixing the number, designation, relative rights, preferences and limitations of the Series B Preferred Stock and filed with the Secretary of State of the State of New York on November 15, 2000 (the "Certificate of Amendment"), provides for the redemption (the "Redemption Provision") of the outstanding shares of Parent Preferred Stock upon the occurrence of events specified in the Certificate of Amendment; and

                  WHEREAS, Section 3 of each of the two convertible promissory notes (the "Notes") of the Merged Company, as assumed by MailEncrypt as a result of the Merger, each of the Notes being payable to Parent, the first being dated as of February 16, 2000 and in the principal amount of $750,000.00 and the second being dated as of September 7, 2000 and in the principal amount of $125,000.00, provide for the automatic conversion (the "Automatic Conversion") into shares of the common stock, par value $.001 per share (the "MailEncrypt Common Stock"), of the Merged Company (now shares of the common stock, par value $.001 per share (the "Surviving Corporation Common Stock"), of the Surviving Corporation as a result of the Merger) of the outstanding principal amount and all accrued and unpaid interest due under each of the Notes upon the occurrence of events specified in the Notes; and

                  WHEREAS, Parent has determined to at least temporarily, not proceed with Parent's proposed merger (the "Recapitalization") with and into Superus Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Superus"), pursuant to the Agreement and Plan of Merger, dated as of November 29, 2000, between Parent and Superus; and

                  WHEREAS, Parent, Surviving Corporation and the Shareholders each desire to modify and amend the terms of the Unwinding Right, Redemption Provision and Automatic Conversion, as provided in this Agreement, and to give effect to the fact that the Recapitalization is not to occur in the foreseeable future, if ever.

                  NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties as set forth herein, and other good and valuable consideration, the receipt and adequacy is hereby acknowledge, the parties agree as follows:

Section 1.  Use of Terms.

                  Unless otherwise defined in this Agreement, capitalized terms shall have the meanings assigned to such terms in the Merger Agreement.

Section 2.  Modification of Rights and Obligations Under the Merger Agreement.

                  The rights and obligations of Parent and each of the Shareholders granted and assumed under Section 9.1 of the Merger Agreement are hereby amended and modified in their entirety to be those rights and obligations as set forth in Section 3 of this Agreement and the terms and provisions of said
Section 9.1 of the Merger Agreement are hereby made null and void and of no force nor effect.

Section 3.  Right of the Shareholders to Purchase the Surviving Corporation.

         (a) Notwithstanding the terms of the Merger Agreement, in the event that either:

                  (i) As a result of the voting of the shareholders (the "Parent Shareholders") of Parent at a meeting (the "Parent Board Election Meeting") of Parent Shareholders, to be held on or before May 31, 2001, the Board of Directors of Parent immediately following the Parent Board Election Meeting does not initially include Adam J. Epstein and at least two "independent directors" within the meaning of such term under the Nasdaq Marketplace Rules, or such other three members as are mutually agreed to by Parent and those Shareholders owning of record and beneficially a majority of the Parent Preferred Stock issued as the Merger Consideration pursuant to the Merger Agreement (Mr. Epstein and such two independent directors, or such other members, the "Designated Nominees"); or

                  (ii) Parent shall not have filed with the Securities and Exchange Commission (the "SEC"), on or prior to March 31, 2001, a preliminary proxy statement (the "Parent Board Election Proxy Statement") with respect to the solicitation by the Board of Directors of Parent (the "Parent Board") of proxies from the holders of Parent Common Stock for the election at the Parent Board Election Meeting of Surge directors, including the election of the Designated Nominees; or

                  (iii) Parent shall not have complied, on or before May 15, 2001, with all comments of the staff of Securities and Exchange Commission (the "SEC"), with respect to the Parent Board Election Proxy Statement and have not caused to be mailed to the Parent Shareholders, on or before June 4, 2001, the definitive Parent Board Election Proxy Statement; or

                  (iv) Parent shall not have filed with the SEC, on or prior to March 31, 2001, a preliminary proxy statement (the "Conversion Shareholder Approval Proxy Statement") with respect to the solicitation by Parent Board of proxies from the holders of Parent Common Stock for their shareholder approval (the "Conversion Shareholder Approval") of the conversion into shares of Parent Common Stock of the shares of the Parent Preferred Stock issued as Merger Consideration pursuant to the Merger Agreement; or

                  (v) Parent shall not have complied, on or before May 15, 2001, with all comments by the SEC staff with respect to the Conversion Shareholder Approval Proxy Statement and have not caused to be mailed to the Parent Shareholders, on or before June 4, 2001, the definitive Conversion Shareholder Approval Proxy Statement; or

                  (vi) The Conversion Shareholder Approval shall not have been obtained in accordance with New York Law and Nasdaq Marketplace Rules on or before July 1, 2001; or

                  (vii) Parent shall not have filed with the SEC, on or before March 31, 2001, a registration statement (the "Conversion Shares Registration Statement") under the Securities Act of 1933, as amended (the "Act"), registering for resale by each of the Shareholders all of the Parent Common Stock issuable upon conversion of the Parent Preferred Stock issued to the Shareholder as Merger Consideration under the Merger Agreement; or

                  (viii) The Conversion Shares Registration Statement shall not have been declared effective by the SEC on or before July 1, 2001;

                  (ix) Parent, at any time prior to May 31, 2001, shall have ceased to fund the Surviving Corporation's operations at least at 80% of the average funding level at which Surviving Corporation has been funded by Parent over the three months preceding the date of this Agreement.

then, in such an event, upon the affirmative vote or written consent made on or before August 15, 2001 (with written notice (the "Unwind Notice") of such vote or written consent being given to Parent on or before August 16, 2001) by the Shareholders owning of record and beneficially at least sixty percent (60%) of the shares of the Parent Preferred Stock issued as the Merger Consideration pursuant to the Merger Agreement (or by the Shareholders owning of record and beneficially at least sixty percent (60%) of the shares of the Parent Common Stock issued upon conversion of the Parent Preferred Stock issued as Merger Consideration under the Merger Agreement), no later than two weeks following the giving of the Unwind Notice, Parent shall sell, assign and transfer to the owners of record of the Parent Preferred Stock issued as the Merger Consideration pursuant to the Merger Agreement (or owners of record of the Parent Common Stock issued upon conversion of such Parent Preferred Stock), and such owners shall purchase and receive from Parent, all of the outstanding shares of the Surviving Corporation, free and clear of all liens and encumbrances, for the total consideration of the valid transfer and assignment of all of the shares of the Parent Preferred Stock issued as the Merger Consideration pursuant to the Merger Agreement (or shares of the Parent Common Stock issued upon conversion of such Parent Preferred Stock), free and clear of all liens and encumbrances (the "Unwind Transaction"). For the avoidance of doubt, the Unwind Notice may be given upon the first to occur of any of the matters set forth in clauses (i) through (viii), inclusive, paragraph 3(a) of this Agreement, and the occurrence of any one of such matters shall be sufficient basis for the giving of an Unwind Notice and the consummation of the Unwind Transaction.

         (b) At the effective time of the consummation of the Unwind Transaction, $875,000 in funds previously loaned or advanced by Parent to the Merged Company and/or Surviving Corporation, whether prior to, on or after the date of the Merger Agreement (collectively, the "Company Loans"), shall become due and payable and Parent's obligation to sell, assign and transfer to the Shareholders the outstanding shares of the Surviving Corporation in the Unwind Transaction shall be contingent upon repayment in full of the Company's Loans, whether by payment in cash or by conversion into securities of the Surviving Corporation in accordance with the terms of the Notes and/or any other promissory note(s) evidencing the Company Loans. All funds loaned or advanced by Parent to the Merged Company and/or Surviving Corporation in excess of the principal amount of the Company Loans (collectively, the "Additional Loans"), shall be secured by the shares of capital stock and substantially all of the assets of Surviving Corporation and shall be due and payable upon the later to occur of (i) the date of the Shareholder Conversion Approval or (ii) six months following consummation of the Unwind Transaction.

         (c) Notwithstanding anything contained to the contrary in this Agreement or in the Merger Agreement, (i) Parent shall use its best efforts to
(A) file, as promptly as possible, the preliminary and definitive Parent Board Election Proxy Statement and Conversion Shareholder Approval Proxy Statement (which respective preliminary and definitive versions may be combined into one preliminary filing and one definitive filing with the SEC), (B) obtain, as promptly as possible, at the Parent Board Election Meeting the election as directors of Surge of the Designated Nominees and (C) obtain, as promptly as possible, the approval by the Parent Shareholders of the Conversion Shareholder Approval, (ii) the Shareholders shall promptly provide Parent with such information and documents as Parent may reasonably request in order to prepare and file the Conversion Shares Registration Statement, (iii) each of the Shareholders and Parent shall, in good faith, negotiate and enter into an agreement with respect to undertakings, indemnifications and contributions as are customarily entered into in connection with the registration of securities for sale by a selling security holder, (iv) Parent shall use its best efforts to file, as promptly as possible, the Conversion Shares Registration Statement to cause the Conversion Shares Registration Statement to be declared effective by the SEC, (v) Parent shall use its best efforts to cause the Conversion Shares Registration Statement to remain effective through November 16, 2002 and (vi) each of the Shareholders shall, at the Parent Board Election Meeting, vote all voting securities of Parent owned of record or beneficially by the Shareholder for the election as Surge directors of each of the Designated Nominees.

         (d) Notwithstanding anything to the contrary contained in the Certificate of Amendment, Parent shall not exercise Parent's right to redeem the Parent Preferred Stock pursuant to the Redemption Provisions unless (i) the Conversion Shareholder Approval shall have not been obtained on or before July 31, 2001 and (ii) the Shareholders have not given, on or before August 15, 2001, an Unwind Notice and, in good faith, tendered to Parent, within two weeks of the giving of such Unwind Notice, all of the shares of the Parent Preferred Stock issued as Merger Consideration pursuant to the Merger Agreement, free and clear of all liens and encumbrances.

         (e)      Notwithstanding anything contained in the Notes to the

contrary, the maturity dates of the Notes shall be extended to the earlier of the (i) date of the consummation of the Unwind Transaction or (ii) date immediately following the date of the Conversion Shareholder Approval; provided, however, that with respect to the note(s) executed in connection with the Additional Loans, the maturity date shall be extended as set forth in
Section 3(b) of this Agreement.

Section 4.  General Provisions.

         (a) Except as specifically provided in this Agreement, the terms and conditions of the Merger Agreement, Certificate of Amendment and each of the Notes shall remain in full force and effect.

         (b) All requests, demands, notices and other communications required or otherwise given under this Agreement shall be sufficiently given if
(a) delivered by hand against written receipt therefor, (b) forwarded by overnight courier requiring acknowledgment of receipt or (c) mailed by postage prepaid, registered or certified mail, return receipt requested addressed, as follows:

     if to the Shareholders, to:        c/o MailEncrypt, Inc.
                                        12121 Wilshire Boulevard
                                        Los Angeles, California  90025
                                        Facsimile:  (310) 477-7996


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

     with a copy to:                    Bryan Cave LLP
                                        120 Broadway - Suite 300
                                        Santa Monica, California  90401
                                        Attention:  David G. Andersen, Esq.
                                        Facsimile:  (310) 576-2200

     if to Parent or the Surviving
      Corporation, to:                  Surge Components, Inc.
                                        1016 Grand Avenue
                                        Deer Park, New York 11729-0125
                                        Attention:  Ira Levy, President
                                        Facsimile:  (631) 242-6932

     with a copy to:                    Snow Becker Krauss P.C.
                                        605 Third Avenue - 25th Floor
                                        New York, New York 10158
                                        Attention:  Elliot Lutzker, Esq.
                                        Facsimile:  (212) 949-7052

or, in the case of any of the parties hereto, at such other address as such party shall have furnished in writing, in accordance with this paragraph 4(b), to the other parties hereto. Each such request, demand, notice or other communication shall be deemed given (i) on the date of delivery by hand, (ii) on the first business day following the date of delivery to an overnight courier or
(iii) three business days following mailing by registered or certified mail.

         (c) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (d) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         (e) This Agreement, and the documents and instruments and other agreements among the parties hereto referenced in this Agreement, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) are not intended to confer upon any other person any rights or remedies under this Agreement.

         (f) In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         (g) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         (h) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         (i) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of New York, and that such process may be served outside the state of New York, for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         (j) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         (k) No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (l) No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner of any party hereto or any other person or entity unless specifically provided otherwise herein.

         (m) If any dispute, controversy or claim arises in connection with the performance or breach of this Agreement between the parties, a party hereto may, upon written notice to the other parties, request facilitated negotiations. Such negotiations shall be assisted by a neutral facilitator acceptable to all parties and shall require the best efforts of the parties to discuss with each other in good faith their respective positions and, respecting their different interests, to finally resolve such dispute.

         A party may disclose any facts to the other parties or to the facilitator which such party believes, in good faith, to be necessary to resolve the dispute. All such disclosures shall be deemed in furtherance of settlement efforts and thus confidential. Except as agreed to by all parties, the facilitator shall keep confidential all information disclosed during the negotiations. The facilitator shall not act as a witness for either party in any subsequent arbitration between the parties. Such facilitated negotiations shall conclude within sixty days from receipt of the written notice, unless extended by mutual consent of the parties. The costs incurred by each party in such negotiations shall be borne by it. Any fees or expenses of the facilitator shall be borne equally by all parties.

         If any dispute, controversy or claim arises in connection with the performance or breach of this Agreement which cannot be resolved by facilitated negotiations, then such dispute, controversy or claim shall be settled by arbitration in accordance with the laws of the State of New York and the then current Commercial Arbitration Rules of the American Arbitration Association, except that no pre-hearing discovery will be permitted unless specifically authorized by the arbitration panel. The confidentiality provisions applicable to facilitated negotiations shall also apply to arbitration.

         The award issued by the arbitration panel may be confirmed in a judgment by any federal or state court of competent jurisdiction. All reasonable costs of both parties, as determined by the arbitration panel, including (i) the fees and expenses of the American Arbitration Association and of the arbitration panel, and (ii) the costs, including reasonable attorneys' fees, incurred to confirm the award in court, shall be borne entirely by the non-prevailing party (to be designated by the arbitration panel in the award) and may not be allocated between the parties by the arbitration panel.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SURGE COMPONENTS, INC.                       MAILENCRYPT, INC.


By:         /s/ Ira Levy                     By:      /s/ Michael Patchen
   --------------------------------             --------------------------------
         Ira Levy, President                       Michael Patchen, President

SHAREHOLDERS:


          /s/ David Bird                              /s/ Adam J. Epstein
-----------------------------------          -----------------------------------
            David Bird                                  Adam J. Epstein


         /s/ Chris Harano                             /s/ Michael Patchen
-----------------------------------          -----------------------------------
           Chris Harano                                 Michael Patchen


                               /s/ Thomas Taulli
                      -----------------------------------
                                 Thomas Taulli


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